Emergency Filtration Products Reports Record First Quarter Results

Henderson, Nevada-May 15, 2006 - Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) has announced financial results for the first quarter ended March 31, 2006. Revenues for the quarter totaled a record $1,554,218, versus $19,969 for the comparable period last year. The company reported net income of $476,922 ($0.01 per share) versus a loss of $204,161 ($0.01 per share loss) for the first quarter of 2005.

The substantial increase in revenues for the quarter, as compared to the same quarter last year was primarily due to a significant increase in sales of the company’s NanoMask and related filters.

In November 2005, EFP commenced production of nano-enhanced filters at its facility in Henderson, Nevada and increased its filter production c apacity by opening a second, 13,300 square feet facility in Nogales, Mexico in February 2006.  On a combined basis, the company expects to be able to produce a minimum of two million filters per week, with the potential of increasing production to in excess of three million filters per week.   This production capacity should enable the company to meet its anticipated supply commitments (based on expected minimum order quantities) to its international and domestic distributors and to pursue large retail and medical products customers with whom EFP has been in active negotiations.

The company also recently strengthened its financial position by privately placing $2,000,000 of its common stock subsequent to the end of the first quarter. The placement was made to further the company’s growth plans.

“We are pleased with our first quarter results, which demonstrated significant revenue growth as well as robust profitability and high margins,” said Douglas K. Beplate, President and CEO.  “Our recent order flow shows strong continuing interest in our company’s NanoMask and related filters and, as a result, we expect continuing good performance in the upcoming quarters.  We have been adding and strengthening our distributor base and expect to be able to announce some exciting developments on the retail front in the near future.”

About the NanoMask®

EFP's nano-particle enhanced environmental mask, the NanoMask® relies on the company's core 2H Technology™ filtration system, which utilizes a combination of hydrophobic and hydrophilic filters able to capture, isolate and or eradicate bacterial and viral microorganisms with efficiencies of 99.9%.  EFP applies nano-particles to the filters to enhance filtration efficiency. The nano-particles augment the intrinsic filtration efficiency of the media by acting as a destructive absorbent, eradicating virus and bacteria that come in contact with the filtration system.

About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer whose patented 2H Technology™ filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market: the Vapor Isolation Valve™ and RespAide® CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, a modified hemostatic collagen, to the
U.S. Military for surgery and extreme wound care.

For Further Information on EFP:

Emergency Filtration Products:
Phone: 702/558-5164
Fax: 702/567-1893
Email: contactus@emergencyfiltration.com
Web: www.emergencyfiltration.com

or
Investor Relations:
PAN Consultants Ltd.
Philippe Niemetz
Phone: 800/477-7570, 212/344-6464
Fax: 212/509-2755
Email: p.niemetz@panconsultants.com

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.  The actual future results of the company could differ significantly from such forward looking statements.  Specifically, successful production of the Nano Mask products may not translate into significant sales. Sales may be dependent on the success of future marketing campaigns, the signing of definitive agreements with additional distributors, and both the perceived need for EFP’s products and the competitive performance of such products in the marketplace.